EXHIBIT 10(i)

AMENDED AND RESTATED SEVERANCE AGREEMENT
This Amended and Restated Severance Agreement (this “Agreement”) is made and entered into by and between Anadarko Petroleum Corporation (the “Company”) and R. A. Walker (the “Executive”), effective as of April 11, 2019 (the “Effective Date”). The Company and the Executive may be collectively referred to herein as the “Parties.”
W I T N E S S E T H:
WHEREAS, the Executive is currently employed by the Company as the President and Chief Executive Officer of the Company;
WHEREAS, the Company and the Executive previously entered into a Severance Agreement effective as of May 15, 2012 (the “Prior Agreement”); and
WHEREAS, the Company and the Executive desire to enter into this Agreement to update certain Change of Control Bonus and severance provisions under the Prior Agreement.
NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Company and the Executive agree as follows, effective as of the Effective Date:
1.Certain Definitions. In addition to the terms defined in the body of this Agreement, for purposes of this Agreement, the following words and terms shall have the meanings indicated below:
(a)The term “affiliated companies” shall mean any company controlled by, controlling or under common control with the Company.
(b)“Board” shall mean the Board of Directors of the Company.
(c)“Change of Control” shall mean:
(A)The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (A), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition pursuant to a transaction which complies with clauses (i), (ii) and (iii) of Section 1(c)(C); or
(B)Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided,

however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
(C)Consummation by the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another entity (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
(D)Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
(d)“Change of Control Date” shall mean the first date during the term of this Agreement (as provided in Section 2(a)) on which a Change of Control occurs. Anything in this Agreement to the contrary notwithstanding, if a Change of Control occurs and if the Executive’s employment with the Company is terminated prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (ii) otherwise arose in connection with or anticipation of a Change of Control, then for all purposes of this Agreement the “Change of Control Date” shall mean the date immediately prior to the date of such termination of employment.
(e)“Change of Control Period” shall mean the three-year period commencing on the Change of Control Date.

(f)“Code” shall mean the Internal Revenue Code of 1986, as amended.
(g)“Compensation Committee” shall mean the Compensation and Benefits Committee of the Board (or any successor committee of the Board succeeding to the functions of the Compensation and Benefits Committee).
(h)“Disability” shall mean the Executive’s disability under circumstances entitling him to benefits under the Company’s short-term or long-term disability plans; provided, however, that, during a Change of Control Period, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.
(i)“Proration Fraction” shall mean a fraction, the numerator of which is the number of days in the fiscal year during which the Date of Termination (as defined in Section 4(f)) occurs through the Date of Termination, and the denominator of which is 365.
2.Term.
(a)Initial Term and Renewals. The initial term of this Agreement shall begin on the Effective Date and shall end on the second anniversary of the Effective Date; provided, however, that commencing on the date one year after the Effective Date, and on each annual anniversary of such date (such date and each annual anniversary thereof shall be hereinafter referred to as the “Renewal Date”), unless previously terminated, this Agreement shall be automatically extended so as to terminate two years from such Renewal Date, unless at least 90 days prior to the Renewal Date the Company shall give notice to the Executive that the term of this Agreement shall not be so extended. Notwithstanding the provisions of the preceding sentence, if a Change of Control occurs while this Agreement is in effect, then this Agreement shall not be subject to non-renewal by the Company pursuant to the preceding sentence but, rather, (i) this Agreement shall remain in effect until the end of the Change of Control Period, (ii) the last day of the Change of Control Period shall be considered the first Renewal Date after such Change of Control (and each annual anniversary thereof shall be considered another Renewal Date), and (iii) this Agreement shall be automatically extended on the last day of the Change of Control Period, and on each anniversary of such date, so as to terminate two years from such Renewal Date unless at least 90 days prior to the Renewal Date the Company shall give notice to the Executive that the term of this Agreement shall not be so extended. If during the Change of Control Period the contingency factors occur which would entitle the Executive to the benefits as provided herein, then this Agreement shall remain in effect in accordance with its terms. The provisions of Sections 4 through 16, and those provisions necessary to interpret and enforce them, shall survive any termination of the employment relationship between the Company and the Executive that occurs while this Agreement is in effect (and any subsequent termination of this Agreement).
(b)Condition to this Agreement Becoming Effective. Notwithstanding anything in this Agreement to the contrary, if the Executive is unable to or otherwise does not assume the position of Chief Executive Officer of the Company effective as of the Effective Date, then this Agreement shall be void ab initio.

3.Services. The Executive agrees that he will render services to the Company (as well as any subsidiary thereof or successor thereto) during the period of his employment to the best of his ability and in a prudent and businesslike manner and that he will devote substantially the same time, efforts and dedication to his duties as heretofore devoted. Notwithstanding the foregoing, during a Change of Control Period, and excluding any periods of vacation and sick leave (collectively referred to herein as paid time off or “PTO”) to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During a Change of Control Period it shall not be a violation of this Agreement for the Executive to (a) serve on corporate, civic or charitable boards or committees, (b) deliver lectures, fulfill speaking engagements or teach at educational institutions, and (c) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to a Change of Control Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) during the related Change of Control Period shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company.
4.Termination of Employment.
(a)Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the term of this Agreement. If the Company determines in good faith that the Disability of the Executive has occurred during the term of this Agreement, it may give to the Executive written notice in accordance with Section 16(d) of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties.
(b)Retirement. The Executive’s employment shall terminate automatically upon the Executive’s Retirement during the term of this Agreement. For purposes of this Agreement, “Retirement” shall mean termination of the Executive’s employment by the Company for any reason or for no reason on or after the first day of the month next following the Executive’s 65th birthday (the “Normal Retirement Date”) or termination by the Executive of the Executive’s employment with the Company upon the satisfaction of the requirements for early retirement (the “Early Retirement Date”) under the provisions of any tax-qualified defined benefit plan of the Company or any affiliated company in which the Executive participates (the “Retirement Plan”). Notwithstanding anything to the contrary, if the Executive terminates employment for Good Reason (as defined in Section 4(d)) during a Change of Control Period, such termination shall not be deemed to be a Retirement for purposes of this Agreement only despite the fact that the Executive may qualify for early retirement under the Retirement Plan.
(c)Termination by the Company. The Company may terminate the Executive’s employment during the term of this Agreement at any time for any reason or for no reason, including for Cause or without Cause. For purposes of this Agreement, “Cause” shall mean:

(i)with respect to a termination of employment that does not occur during a Change of Control Period, the Executive’s (A) conviction of, or pleading no contest to or receiving adjudicated probation or deferred adjudication in connection with, a misdemeanor involving moral turpitude or of any felony, (B) willful failure to perform his duties or responsibilities, (C) engagement in conduct which is injurious (monetarily or otherwise) to the Company or any of its affiliated companies (including, without limitation, misuse of the Company’s or an affiliated company’s funds or other property), (D) engagement in business activities which are in conflict with the business interests of the Company, (E) insubordination, (F) engagement in conduct which is in violation of the Company’s safety rules or standards or which otherwise causes or may cause injury to another employee or any other person, (G) engagement in conduct which is in violation of any policy or work rule of the Company or (H) engagement in conduct which is in violation of the Company’s Code of Business Conduct and Ethics or which is otherwise inappropriate in the office or work environment; and
(ii)with respect to a termination of employment that occurs during a Change of Control Period:

(A)
the willful and continued failure of the Executive to perform substantially the Executive’s duties with the Company or one of its affiliated companies (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board which specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties, or

(B)	the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company or any of its affiliated companies.
For purposes of Section 4(c)(ii): (1) no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company; (2) any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company; and (3) the cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (A) or (B) of Section 4(c)(ii), and specifying the particulars thereof in detail.
(d)Termination by the Executive. The Executive’s employment with the Company may be terminated by the Executive at any time for any reason or for no reason; provided, however,

that the Executive may terminate his employment with the Company for Good Reason only during a Change of Control Period. For purposes of this Agreement, “Good Reason” shall mean:
(i)the assignment to the Executive during the Change of Control Period of any duties inconsistent in any material respect with the most significant of the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities held, exercised and assigned to the Executive at any time during the 120-day period immediately preceding the Change of Control Date, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;
(ii)any failure by the Company to:

(A)
provide the Executive during the Change of Control Period with an annual base salary, which shall be paid at a monthly rate, at least equal to 12 times the highest monthly base salary paid or payable, including any base salary which has been earned but deferred, to the Executive by the Company and its affiliated companies in respect of the 12-month period immediately preceding the month in which the Change of Control Date occurs (which annual base salary may be increased, but not decreased (nor may it be decreased after any increase thereto), and which annual base salary (as may be so increased) shall be referred to herein as the “Annual Base Salary”);

(B)
award to the Executive, for each fiscal year ending during the Change of Control Period, an annual bonus (the “Annual Bonus”) in cash at least equal to the Executive’s target annual bonus under the Company’s Annual Incentive Bonus Program, or any comparable bonus under any predecessor or successor plan, for the fiscal year in which the Change of Control Date occurs, which shall be calculated as follows: (1) the target bonus percentage as established by the Board (or the Compensation Committee) prior to the Change of Control Date for the fiscal year in which the Change of Control Date occurs, multiplied by (2) the Annual Base Salary in effect at the beginning of the applicable fiscal year (the “Recent Annual Bonus”). In the event that, prior to the Change of Control Date, the Executive’s target bonus percentage described in clause (1) of the preceding sentence has not been established by the Board (or the Compensation Committee) under the Company’s Annual Incentive Bonus Program or any comparable predecessor or successor plan, then for purposes of this Agreement, the Executive’s Recent Annual Bonus shall be calculated by using the Executive’s target bonus percentage that applied to the fiscal year immediately preceding the fiscal year in which the Change of Control Date occurs;

(C)
pay to the Executive any Annual Bonus described in clause (B) of Section 4(d)(ii) on or before January 31 of the fiscal year next following the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect to defer the receipt of such Annual Bonus in accordance with procedures established by the Company that comply with the requirements of Code Section 409A;

(D)
provide to the Executive during the Change of Control Period opportunities to participate in incentive, savings and retirement plans, practices, policies and programs that are, in each case, not less favorable, in the aggregate, than the most favorable of those provided by the Company and its affiliated companies for the Executive under such plans, practices, policies and programs as in effect at any time during the 120-day period immediately preceding the Change of Control Date or if more favorable to the Executive, those provided generally at any time after the Change of Control Date to other executives of the Company and its affiliated companies;

(E)
provide to the Executive and/or the Executive’s family, as the case may be, during the Change of Control Period opportunities to participate in welfare benefit plans, practices, policies and programs (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) that are not less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Executive at any time during the 120-day period immediately preceding the Change of Control Date or, if more favorable to the Executive, those provided generally at any time after the Change of Control Date to other executives of the Company and its affiliated companies;

(F)
provide prompt reimbursement to the Executive during the Change of Control Period for all reasonable expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Company and its affiliated companies in effect for the Executive at any time during the 120-day period immediately preceding the Change of Control Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other executives of the Company and its affiliated companies;

(G)
provide the Executive during the Change of Control Period with fringe benefits in accordance with the most favorable plans, practices, programs and policies of the Company and its affiliated companies in effect for the Executive at any time during the 120-day period immediately preceding the Change of Control Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other executives of the Company and its affiliated companies;

(H)
provide the Executive during the Change of Control Period with an office or offices of a size and with furnishings and other appointments, and to exclusive personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Executive by the Company and its affiliated companies at any time during the 120-day period immediately preceding the Change of Control Date or, if more favorable to the Executive, as provided generally at any time thereafter with respect to other executives of the Company and its affiliated companies; and

(I)
provide the Executive during the Change of Control Period with PTO in accordance with the most favorable plans, policies, programs and practices of the Company and its affiliated companies as in effect for the Executive at any time during the 120-day period immediately preceding the Change of Control Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other executives of the Company and its affiliated companies;

in each case under clauses (A) through (I) of this Section 4(d)(ii) other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;
(iii)the Company requiring the Executive to be based during the Change of Control Period at any office or location that is 50 miles or more from the office or location where the Executive was based immediately preceding the Change of Control Date, or the Company requiring the Executive to travel on Company business to a substantially greater extent than required immediately prior to the Change of Control Date;
(iv)any purported termination by the Company of the Executive’s employment during the Change of Control Period otherwise than as expressly permitted by this Agreement; or
(v)any failure by the Company to comply with and satisfy the requirements of Section 15(b).
For purposes of this Section 4(d), any good faith determination of “Good Reason” made by the Executive shall be conclusive.
(e)Notice of Termination. If the Company or the Executive desires to terminate the Executive’s employment with the Company at any time during the term of this Agreement, it or he shall do so by providing a Notice of Termination to the other Party in accordance with Section 16(d). For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(f)Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for any reason or for no reason, the date of receipt of the Notice of Termination or (subject to Section 4(e)) any later date specified therein, as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the date on which the Company notifies the Executive of such termination, (iii) if the Executive’s employment is terminated by reason of Retirement, either the date on which the Company notifies the Executive of such termination (on or after the Normal Retirement Date) or the date on which the Executive ceases employment with the Company (on or after the Executive’s Early Retirement Date), as the case may be, and (iv) if the Executive’s employment is terminated by reason of death or Disability, the date of death of the Executive or the Disability Effective Date, as the case may be.
5.Obligations of the Company upon Termination during a Change of Control Period.
(a)Good Reason; Other Than for Cause, Retirement, Death or Disability. If, during the Change of Control Period, the Company shall terminate the Executive’s employment other than for Cause, Retirement, Death or Disability or the Executive shall terminate employment for Good Reason, then the Company shall provide the Executive with the following compensation and benefits:
(i)Subject to the provisions of Sections 7 and 8, the Company shall pay to the Executive in a lump sum in cash within 20 days after the Date of Termination (provided that such payment shall be made in the second taxable year if such 20-day period begins in one taxable year and ends in a subsequent taxable year) the aggregate of the amounts set forth in the following subsections (A) through (F):

(A)
the sum of (1) the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid and (2) any accrued PTO pay to the extent not theretofore paid (the sum of the amounts described in clauses (1) and (2) shall be hereinafter referred to as the “Accrued Obligations”);

(B)
the “Change of Control Bonus,” which shall equal the product of (1) the Annual Base Salary in effect at the beginning of the fiscal year during which the Date of Termination occurs multiplied by (2) the Executive’s incentive target bonus percentage under the Company’s Annual Incentive Bonus Program or any comparable predecessor or successor plan (which shall be expressed as a percentage of Annual Base Salary) for the fiscal year in which the Date of Termination occurs (provided, however, that if such incentive target bonus percentage has not been established by the Board (or the Compensation Committee) for such fiscal year as of the Date of Termination, then such percentage shall be deemed to be the Executive’s incentive target bonus percentage that applied to the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs) (the “Next Preceding Fiscal Year”) multiplied by (3) the higher of (x) the bonus performance percentage for the portion of the fiscal year ending on the Date of Termination as determined by and in the sole discretion of the

Board (or the Compensation Committee) on or before the Date of Termination without negative adjustment for individual performance which for calendar year 2019 shall be the highest bonus performance percentage under the annual bonus plan and (y) the actual bonus performance percentage assigned by the Board (or the Compensation Committee) under the Company’s Annual Incentive Bonus Program or any comparable predecessor or successor plan that applied to the Next Preceding Fiscal Year it being understood and agreed that for purposes of this Agreement, the bonus performance percentage for fiscal year 2019 shall be the highest bonus performance percentage under the Company’s Annual Incentive Bonus Program;

(C)
an amount equal to the product of (1) 2.5 and (2) the sum of (x) the Executive’s Annual Base Salary in effect immediately prior to the Date of Termination and (y) the greater of (I) the average of the annual bonuses earned by the Executive for the two most recently completed fiscal years ending prior to the Date of Termination (in each case, including any bonus or portion thereof which has been earned but deferred) under the Company’s Annual Incentive Bonus Program or any comparable predecessor or successor plan and (II) the Executive’s target annual bonus for the year in which the Date of Termination occurs (which target annual bonus shall be deemed to be equal to the product of the amounts described in subparagraphs (1), (2) and (3) of Section 5(a)(i)(B));

(D)
an amount equal to the total value of the Executive’s Account (as defined in the Company’s Savings Restoration Plan (the “SRP”)), with such amount being the higher of (1) the value of the Executive’s Account on the Executive’s Date of Termination or (2) the value of the Executive’s Account on the Change of Control Date, in each case with “value” determined under the applicable change of control provisions in the SRP, if any. The amount payable under this Section 5(a)(i)(D) shall represent the payment of the amount due to the Executive under the SRP, and shall not be duplicative thereof. Notwithstanding the preceding provisions of this Section 5(a)(i)(D), the Company shall pay the lump sum cash payment as set forth herein above only if such payment would not be considered to be an impermissible acceleration of benefits under the SRP under Code Section 409A. In the event that the payment of the benefits payment in a lump sum would constitute an impermissible acceleration of benefits under the SRP under Code Section 409A, then the portion of the benefit payable under this Section 5(a)(i)(D) that is equal to the benefits payable under the SRP shall be payable in the same form and at the time specified in the SRP, and any excess amount determined under this paragraph shall, subject to the provisions of Sections 7 and 8, be paid in a cash lump sum within 20 days after the Date of Termination (provided that such payment shall be made in the second taxable year if such 20-day period begins in one taxable year and ends in a subsequent taxable year);

(E)
an amount equal to the additional Company matching contributions which would have been made on the Executive’s behalf in the Company’s Employee Savings Plan (the “ESP”) (assuming continued participation on the same basis as immediately prior to the Change of Control Date), plus the additional amount of any benefit the Executive would have accrued under the SRP as a result of contribution limitations in the ESP, for the period beginning on the Date of Termination and ending on the earliest to occur of (1) the expiration of the 36-month period following the Date of Termination and (2) the Executive’s Normal Retirement Date (with the Company’s matching contributions being determined pursuant to the applicable provisions of the ESP and the SRP and based upon the Executive’s compensation (including any amounts deferred pursuant to any deferred compensation program) in effect for the 12-month period immediately prior to the Change of Control Date); and

(F)
an amount equal to the sum of the present values, as of the Date of Termination, of (1) the accrued retirement benefit payable under the Company’s Retirement Restoration Plan (or, if the Executive participates in another plan that, in the sole determination of the Company, is intended to provide benefits similar to those under the Company’s Retirement Restoration Plan, such other plan) (each referred to herein as the “RRP”) and (2) the additional retirement benefits that the Executive would have accrued under the Retirement Plan and the RRP if the Executive had continued employment until the earliest to occur of (a) the expiration of the three-year period following the Date of Termination and (b) the Executive’s Normal Retirement Date (assuming that the Executive’s compensation in each of the additional years is that required by Section 4(d)(ii)(A) and Section 4(d)(ii)(B)), with the present values being computed by discounting to the Date of Termination the accrued benefit and the additional retirement benefits payable as lump sums at an assumed benefit commencement date of the later of (i) the date the Executive attains age 55 and (ii) the date three years after the Date of Termination (but in no event later than Normal Retirement Date), at the rate of interest used for valuing lump-sum payments in excess of $25,000 for participants with retirement benefits commencing immediately under the Retirement Plan, as in effect as of the Change of Control Date with such amount to be fully offset and reduced by the amount of any additional benefit provided under the Retirement Plan or the RRP in connection with the Change of Control or the Executive’s termination of employment in connection with the Change of Control, including an amount that the Company determines, in its sole discretion, is intended to provide a similar or supplemental benefit (or, if the Executive does not participate in a Retirement Plan or RRP as of the date of the Executive’s termination of employment, such other amount as the Company may chose, in its sole discretion, to approximate this benefit);

(ii)Subject to the provisions of Sections 7 and 8, the Company shall, at its sole expense as incurred, provide the Executive with outplacement services at a cost to the Company not to exceed $30,000, the scope and provider of which shall be selected by the Executive in the Executive’s sole discretion; provided, however, that such outplacement services as provided in this Section 5(a)(ii) shall be limited to qualifying expenses incurred, or services provided by the Company, during the period ending on the last day of the second calendar year following the calendar year containing the Date of Termination, and any reimbursements by the Company shall be made not later than the last day of the third calendar year following the calendar year containing the Date of Termination;
(iii)Subject to the provisions of Sections 7 and 8, until the earlier of (A) the third anniversary of the Date of Termination and (B) the Executive’s reaching the Normal Retirement Date, the Company shall maintain in full force and effect for the Executive all life, accident, disability, medical and health care benefit plans and programs or arrangements in which the Executive was entitled to participate, at the same levels and rates, in which the Executive was participating immediately prior to the Change of Control Date, provided that the Executive’s continued participation is possible under the general terms and provisions of such plans and programs; and further provided that if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. In the event that the Executive’s participation in any such plan or program is barred due to the eligibility and participation requirements of such plan or program as then in effect, the Company shall arrange to provide benefits substantially similar to those to which the Executive was entitled to receive under such plans and programs of the Company prior to the Change of Control Date. In such event, appropriate adjustments shall be made so that the after-tax value thereof to the Executive is similar to the after-tax value of the benefit plans in which participation is barred.
Benefits provided pursuant to this Section 5(a)(iii) are contractual only and are not to be considered a continuation of coverage as provided under Code Section 4980B (i.e., COBRA continuation coverage). For purposes of determining the Executive’s eligibility (but not the time of commencement of coverage) for retiree benefits pursuant to such plans and programs, the Executive shall be considered to have remained employed until three years after the Date of Termination and to have retired on the last day of such period, and, if the Executive satisfies the eligibility requirements, such benefits shall commence no later than the expiration of the three year continuation period provided in clause (A) of this Section 5(a)(iii).
The continued coverage under this Section 5(a)(iii) shall be provided at the Company’s discretion in a manner that is intended to satisfy an exception to Code Section 409A, and therefore not be treated as an arrangement providing for nonqualified deferred compensation that is subject to taxation under Code Section 409A, including (1) providing such benefits on a nontaxable basis to Executive, (2) providing for the reimbursement of medical expenses incurred during the period of time during which Executive would be entitled to continuation coverage under a group health plan of the Company under Code Section 4980B (i.e., COBRA continuation coverage), (3) providing that such benefits constitute the reimbursement or provision of in-kind benefits payable at a specified time or pursuant to a fixed schedule as permitted under Code Section 409A and the authoritative guidance thereunder, or (4) such other manner as determined by the Company in compliance with Code Section 409A; and

(iv)To the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).
(b)Death. If the Executive’s employment is terminated by reason of the Executive’s death during a Change of Control Period, the Company shall have no further obligations to the Executive’s legal representatives under this Agreement, other than for payment of Accrued Obligations, the Prorated Change of Control Bonus and the timely payment or provision of Other Benefits. Accrued Obligations and the Prorated Change of Control Bonus shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 20 days after the Date of Termination (provided that such payment shall be made in the second taxable year if such 20-day period begins in one taxable year and ends in a subsequent taxable year). With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 5(b) shall include, without limitation, and the Executive’s estate and/or beneficiaries shall be entitled to receive, benefits equal to the most favorable benefits provided by the Company and affiliated companies to the estates and beneficiaries of other senior executives of the Company and such affiliated companies under such plans, programs, practices and policies relating to death benefits, if any, as in effect with respect to other senior executives and their beneficiaries at any time during the 120-day period immediately preceding the Change of Control Date or, if more favorable to the Executive’s estate and/or the Executive’s beneficiaries, as in effect on the date of the Executive’s death with respect to other senior executives of the Company and its affiliated companies and their beneficiaries.
(c)Disability. Subject to the provisions of Sections 7 and 8, if the Executive’s employment is terminated by reason of the Executive’s Disability during the Change of Control Period, the Company shall have no further obligations to the Executive under this Agreement, other than for payment of Accrued Obligations, the Prorated Change of Control Bonus and the timely payment or provision of Other Benefits. Accrued Obligations and the Prorated Change of Control Bonus shall be paid to the Executive in a lump sum in cash within 20 days after the Date of Termination (provided that such payment shall be made in the second taxable year if such 20-day period begins in one taxable year and ends in a subsequent taxable year). With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 5(c) shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits at least equal to the most favorable of those generally provided by the Company and its affiliated companies to disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to other senior executives and their families at any time during the 120-day period immediately preceding the Change of Control Date or, if more favorable to the Executive and/or the Executive’s family, as in effect at any time thereafter generally with respect to other senior executives of the Company and its affiliated companies and their families.
(d)Retirement. Subject to the provisions of Sections 7 and 8, if the Executive’s employment is terminated by reason of Retirement during the Change of Control Period, the Company shall have no further obligations to the Executive under this Agreement, other than for payment of Accrued Obligations, the Prorated Change of Control Bonus and the timely payment or provision of Other Benefits. In such case, all Accrued Obligations and the Prorated Change of Control Bonus shall be paid to the Executive in a lump sum in cash within 20 days after the Date of Termination (provided that such payment shall be made in the second taxable year if such 20-day period begins in one taxable year and ends in a subsequent taxable year).
(e)Cause; Other than for Good Reason. If the Executive’s employment shall be terminated for Cause during the Change of Control Period, the Company shall have no further obligations to the Executive under this Agreement, other than the obligation to pay to the Executive (i) the Annual Base Salary through the Date of Termination, (ii) the amount of any compensation previously deferred by the Executive, and (iii) Other Benefits, in each case to the extent theretofore unpaid. Subject to the provisions of Sections 7 and 8, if the Executive voluntarily terminates employment during the Change of Control Period, excluding a termination for Good Reason, the Company shall have no further obligations to the Executive under this Agreement, other than for payment of Accrued Obligations, the Prorated Change of Control Bonus and the timely payment or provision of Other Benefits. In such case, all Accrued Obligations and the Prorated Change of Control Bonus shall be paid to the Executive in a lump sum in cash within 20 days after the Date of Termination (provided that such payment shall be made in the second taxable year if such 20-day period begins in one taxable year and ends in a subsequent taxable year).
6.Obligations of the Company upon Termination that does not occur within a Change of Control Period.
(a)Termination by the Company other than for Cause, Retirement, Death or Disability. If, at any time other than during a Change of Control Period, the Company shall terminate the Executive’s employment other than for Cause, Retirement, Death or Disability, then the Company shall provide the Executive with the following compensation and benefits:
(i)Subject to the provisions of Sections 7 and 8, the Company shall pay to the Executive the amounts set forth in the following subsections (A) through (C):

(A)
the Accrued Obligations, which shall be paid in a lump sum in cash within 20 days after the Date of Termination (provided that such payment shall be made in the second taxable year if such 20-day period begins in one taxable year and ends in a subsequent taxable year);

(B)
the “Prorated Non-Change of Control Bonus,” which shall be in an amount equal to the product of (1) the Proration Fraction multiplied by (2) the Executive’s annual base salary in effect at the beginning of the fiscal year during which the Date of Termination occurs multiplied by (3) the Executive’s incentive target bonus percentage under the Company’s Annual Incentive Bonus Program or any comparable predecessor or successor plan (which shall be expressed as a percentage of the Executive’s annual base salary) for the fiscal year in which the Date of Termination occurs (provided, however, that if such incentive target bonus percentage has not been established by the Board (or the Compensation Committee) for such fiscal year as of the Date of Termination, then such percentage shall be deemed to be the Executive’s incentive target bonus percentage that applied to the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs) multiplied by (4) the actual bonus performance percentage under the Company’s Annual Incentive Bonus Program or any comparable predecessor or successor plan for the fiscal year in which the Date of Termination occurs as determined and certified by the Board (or the Compensation Committee) following the fiscal year without adjustment for individual performance. The Prorated Non-Change of Control Bonus shall be paid in a lump sum in cash within 10 days after the determination of such amount by the Board (or the Compensation Committee), but not later than March 15 of the calendar year following the calendar year in which the Date of Termination occurs; and

(C)
an amount equal to the product of (1) the lesser of (x) 2.0 and (y) the number of years (with partial years expressed as a fraction thereof) remaining until the Executive reaches the Normal Retirement Date and (2) the sum of (x) the Executive’s annual base salary in effect immediately prior to the Date of Termination and (y) the Executive’s target annual bonus for the year in which the Date of Termination occurs (which target annual bonus shall be deemed to be equal to the product of (I) the Executive’s annual base salary in effect at the beginning of the fiscal year during which the Date of Termination occurs multiplied by (II) the Executive’s incentive target bonus percentage under the Company’s Annual Incentive Bonus Program or any comparable predecessor or successor plan (which shall be expressed as a percentage of the Executive’s annual base salary) for the fiscal year in which the Date of Termination occurs (provided, however, that if such incentive target bonus percentage has not been established by the Board (or the Compensation Committee) for such fiscal year as of the Date of Termination, then such percentage shall be deemed to be the Executive’s incentive target bonus percentage that applied to the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs) multiplied by (III) the bonus performance percentage assigned by the Board (or the Compensation Committee) for target performance under the Company’s Annual Incentive Bonus Program or any comparable predecessor or successor plan for the fiscal year in which the Date of Termination occurs (provided, however, that if such bonus performance percentage has not been established by the Board (or the Compensation Committee) for such fiscal year as of the Date of Termination, then such percentage shall be deemed to be the bonus performance percentage assigned by the Board (or the Compensation Committee) for target performance under such plan that applied to the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs)). The amount described in this Section 6(a)(i)(C) shall be paid in a lump sum in cash within 20 days after the Date of Termination (provided that such payment shall be made in the second taxable year if such 20-day period begins in one taxable year and ends in a subsequent taxable year);

(ii)Subject to the provisions of Sections 7 and 8, until the earlier of (A) the date that is six months after the Date of Termination and (B) the Executive’s reaching the Normal Retirement Date, the Executive shall be permitted to participate in the Company’s medical and dental care benefit plans and programs or arrangements at active employee levels and rates, provided that the Executive’s continued participation is possible under the general terms and provisions of such plans and programs; and further provided that if the Executive becomes reemployed with another employer and is eligible to receive medical or dental benefits under another employer-provided plan, the medical and dental benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. In the event that the Executive’s participation in any such plan or program is barred due to the eligibility and participation requirements of such plan or program as then in effect, the Company shall arrange to provide benefits substantially similar to those to which the Executive was entitled to receive under such plans and programs of the Company. In such event, appropriate adjustments shall be made so that the after-tax value thereof to the Executive is similar to the after-tax value of the benefit plans in which participation is barred.
After the expiration of the continuation of coverage period referred to in the preceding paragraph and until the earlier of (A) the date that is two years after the Date of Termination, (B) the Executive’s reaching the Normal Retirement Date and (C) the occurrence of an event that results in the loss of COBRA continuation coverage under Code Section 4980B, the Company shall reimburse the Executive on a monthly basis for the cost of COBRA continuation coverage elected by the Executive for existing group medical and dental plan coverage.
The continued coverage under this Section 6(a)(ii) shall be provided at the Company’s discretion in a manner that is intended to satisfy an exception to Code Section 409A, and therefore not be treated as an arrangement providing for nonqualified deferred compensation that is subject to taxation under Code Section 409A, including (1) providing such benefits on a nontaxable basis to Executive, (2) providing for the reimbursement of medical expenses incurred during the period of time during which Executive would be entitled to COBRA continuation coverage, (3) providing that such benefits constitute the reimbursement or provision of in-kind benefits payable at a specified time or pursuant to a fixed schedule as permitted under Code Section 409A and the authoritative guidance thereunder, or (4) such other manner as determined by the Company in compliance with Code Section 409A; and
(iii)To the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive the Other Benefits.
(b)Any Other Termination. If, at any time other than during a Change of Control Period, the Executive’s employment with the Company shall terminate for any reason (other than as described in Section 6(a)) or for no reason, the Company shall have no further obligations to the Executive under this Agreement, other than the obligation to pay to the Executive (i) the Executive’s annual base salary through the Date of Termination, (ii) the amount of any compensation previously deferred by the Executive, and (iii) Other Benefits, in each case to the extent theretofore unpaid.
7.Matters Relating to Code Section 409A. Notwithstanding any provision in this Agreement to the contrary, if the payment of any benefit hereunder (including, without limitation,

any severance benefit) would be subject to additional taxes and interest under Code Section 409A because the timing of such payment is not delayed as provided in Code Section 409A for a “specified employee,” then, if the Executive is a “specified employee” under Code Section 409A, any such payment that the Executive would otherwise be entitled to receive during the first six months following the Date of Termination shall be accumulated and paid or provided, as applicable, on the 10th day (or the next succeeding day if the 10 day is a holiday or weekend) after the date that is six months following the Date of Termination, or such earlier date upon which such amount can be paid or provided under Code Section 409A without being subject to such additional taxes and interest. For all purposes of this Agreement, the Executive shall be considered to have terminated employment with the Company when the Executive incurs a “separation from service” with the Company within the meaning of Code Section 409A(a)(2)(A)(i). The Executive agrees to be bound by the Company’s determination of its “specified employees” (as defined in Code Section 409A). Any payment or benefit (including any severance payment or benefit) provided under this Agreement to which Code Section 409A applies that constitutes a reimbursement of expenses incurred by the Executive or the provision of an in-kind benefit to the Executive shall be subject to the following: (a) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during the Executive’s taxable year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; (b) the reimbursement of an eligible expense shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred; and (c) the right to reimbursement or to receive an in-kind benefit shall not be subject to liquidation or exchange by the Executive for another payment or benefit.
8.Release. As a condition to the receipt of any compensation or benefits described in Section 5 or Section 6 (in each case, other than Accrued Obligations and Other Benefits and other than in the case of the Executive’s death), the Executive shall execute and deliver, and not revoke, a release agreement in the form attached hereto as Exhibit A (with such changes thereto as the Company may determine to reflect the circumstances relating to the Executive’s termination of employment and any changes required by law). The release described in the preceding sentence must be effective and irrevocable by the earlier of (a) the 60th day after the Date of Termination or (b) the first day any cash compensation payment is due to be paid to the Executive under the provisions of Section 5 or Section 6 (which due date shall be determined after taking into consideration any payment delay required under Section 7).
9.Non-exclusivity of Rights. Subject to Section 16(i), nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor, subject to Section 16(i) and Section 16(j), shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies, including, but not limited to, the Company’s Management Life Insurance Plan, at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement. Without limiting the generality of the foregoing, there shall be no duplication of any of the payments or benefits described in Section 5 or Section 6, and payments under the applicable provisions of Section 5(a)(i) shall be in full satisfaction of the amounts otherwise payable under the SRP, the RRP and the executive deferred compensation plans, respectively.
10.Full Settlement; Legal Fees. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and except as specifically provided in Section 5(a)(iii) and Section 6(a)(ii), such amounts shall not be reduced whether or not the Executive obtains other employment. Except as provided in Section 14(f), the Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability or entitlement under, any provision of this Agreement or any guarantee of performance thereof (whether such contest is between the Company and the Executive or between either of them and any third party, and including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Code Section 7872(f)(2)(A).
11.Parachute Payment Limitation. Anything in this Agreement to the contrary notwithstanding, if the Executive is a “disqualified individual” (as defined in Section 280G of the Code), and the payments and benefits provided in for in this Agreement, together with any other payments and benefits which the Executive has the right to receive (collectively, the “Payments”), would constitute a “parachute payment” (as defined in Section 280G of the Code), then the Payments shall be either (a) reduced (but not below zero) so that the aggregate present value of the Payments will be one dollar ($1.00) less than three times the Executive’s “base amount” (as defined in Section 280G of the Code) and so that no portion of the Payments shall be subject to the excise tax imposed by Section 4999 of the Code, or (b) paid in full, whichever produces the better net after-tax result for the Executive (taking into account any applicable excise tax under Section 4999 of the Code and any applicable income tax). The reduction of Payments, if any, shall be made by reducing the Payments in the reverse order in which the Payments would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time). The determination as to whether any such reduction in the Payments is necessary shall be made by the Company in good faith, and such determination shall be conclusive and binding on the Executive. If a reduced Payment is made or provided and, through error or otherwise, that Payment, when aggregated with other payments and benefits from the Company (or its affiliated companies) used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three (3) times the Executive’s base amount, then the Executive shall immediately repay such excess to the Company upon notification that an overpayment has been made.
12.Statements Concerning the Company or the Executive. The Executive and the Company and its affiliated companies shall refrain from any criticisms or disparaging comments about each other or in any way relating to the Executive’s employment or separation from employment; provided, however, that nothing in this Agreement shall apply to or restrict in any way the communication of information by the Company or any of its affiliated companies or the

Executive to any state or federal law enforcement agency or require notice to the Company or the Executive thereof, and none of the Executive, the Company or any of its affiliated companies will be in breach of the covenant contained above solely by reason of testimony or disclosure which is compelled by applicable law or regulation or process of law. A violation or threatened violation of this prohibition may be enjoined by the courts. The rights afforded under this provision are in addition to any and all rights and remedies otherwise afforded by law.
13.Confidentiality.
(a)Confidential Information. For purposes of this Section 13, the term “Company” shall include the Company and its affiliated companies. During the course of the Executive’s employment with the Company, the Company will (i) disclose or entrust to the Executive, and provide the Executive with access to, Confidential Information, (ii) place the Executive in a position to develop business goodwill belonging to the Company, and (iii) disclose or entrust to the Executive business opportunities to be developed for the Company. For purposes of this Agreement, “Confidential Information” means any and all confidential or proprietary information and materials, as well as all trade secrets, belonging to the Company, its partners, its customers, or other third parties who furnished such information, materials, and/or trade secrets to the Company with expectations of confidentiality. Confidential Information includes, regardless of whether such information or materials are expressly identified or marked as confidential or proprietary, and whether or not patentable: (A) technical information and materials of the Company, its partners, its customers, or other third parties; (B) business information and materials of the Company, its partners, its customers or other third parties; (C) any information or material that gives the Company an advantage with respect to its competitors by virtue of not being known by those competitors; and (D) other valuable, confidential information and materials and/or trade secrets of the Company, its partners, its customers, or other third parties. Notwithstanding the foregoing, Confidential Information shall not include information that (1) is already properly in the public domain or enters the public domain with the express consent of the Company, or (2) is intentionally made available by the Company to third parties without any expectation of confidentiality.
(b)Protection of Confidential Information. (i) The Executive acknowledges that Confidential Information has been and will be developed or acquired by the Company through the expenditure of substantial time, effort and money and provides the Company with an advantage over competitors who do not know or use such Confidential Information. The Executive further acknowledges and agrees that the nature of the Confidential Information which the Company shall provide the Executive during the Executive’s employment would make it difficult, if not impossible, for the Executive to perform in a similar capacity for a business competitive with the Company without disclosing or utilizing Confidential Information.
(ii)During and following the Executive’s employment by the Company, the Executive shall hold in confidence and not directly or indirectly disclose or use or copy or make lists of any Confidential Information except to the extent necessary to carry out the Executive’s duties on behalf of the Company. The Executive agrees to give the Company notice of any and all attempts to compel disclosure of any Confidential Information within one business day after the Executive is informed that such disclosure is being, or will be, compelled. Such written notice shall include a description of the information to be disclosed, the court, government agency, or other forum through which the disclosure is sought, and the date by which the Confidential Information is to be disclosed, and shall contain a copy of the subpoena, order or other process used to compel disclosure.
(iii)Upon the termination of the Executive’s employment with the Company, the Executive promises to promptly return to the Company all Confidential Information, and all documents and materials (including electronically stored information) in the Executive’s possession, custody or control that constitutes or reflects Confidential Information.
(iv)In no event shall an asserted violation of the provisions of this Section 13 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.
14.Restriction on Solicitation of Employees.
(a)In General. For purposes of this Section 14, the term “Company” shall include the Company and its affiliated companies. The Executive agrees to the provisions of this Section 14 in consideration of the Company’s promise to provide the Executive with Confidential Information, and so as to protect the Company’s legitimate business interests (including the goodwill with which the Executive will be associated, and that the Executive will help build, during the Executive’s employment) and to enforce the Executive’s promises regarding Confidential Information contained in Section 13 of this Agreement. Notwithstanding any provision in this Section 14 to the contrary, the obligations described in this Section 14 shall not apply during any period after the date of the Executive’s termination of employment if the Executive is entitled to the benefits described in Section 5 in connection with such termination of employment.
(b)Non-Solicitation of Employees. During the period of the Executive’s employment with the Company and thereafter for a period of one year immediately following the termination of such employment for whatever reason, the Executive will not engage or employ, or solicit or contact with a view to the engagement or employment of, any person who is an officer or employee of the Company and was employed in that capacity at any time during the last 12 months of the Executive’s employment with the Company.
(c)Value and Reasonableness. The Executive agrees that the Company’s substantial investments in its business interests, goodwill, and Confidential Information are worthy of protection, and that the Company’s need for the protection afforded by this Section 14 is greater than any hardship the Executive might experience by complying with its terms. The Executive agrees that the limitations as to time and scope of activity to be restrained contained in this Agreement are reasonable and are not greater than necessary to protect the Confidential Information, goodwill and other legitimate business interests of the Company.
(d)Reformation. The Executive and the Company agree that the foregoing restrictions are reasonable under the circumstances and that the limitations as to time and scope of activity contained in this Section 14 do not impose a greater restraint than necessary to protect the Company’s Confidential Information and legitimate business interests. Nevertheless, if any of the aforesaid restrictions are found by a court of competent jurisdiction to be unreasonable, or overly broad as to time, or otherwise unenforceable, the Parties intend for the restrictions in this Section 14 to be modified by the court making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced. By agreeing to this contractual modification prospectively at this time, the Company and the Executive intend to make this provision enforceable under the law or laws of all applicable states and other jurisdictions so that the entire agreement not to solicit employees and this Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal.
(e)Enforcement and Remedies. The Executive acknowledges that the Executive’s violation or threatened or attempted violation of the covenants contained in this Section 14 will cause irreparable harm to the Company and that money damages would not be sufficient remedy for any breach of this Section 14. The Executive agrees that the Company shall be entitled as a matter of right to specific performance of the covenants contained in this Section 14, including entry of an ex parte temporary restraining order in state or federal court, preliminary and permanent injunctive relief against activities in violation of this Section 14, or both, or other appropriate judicial remedy, writ or order, in any court of competent jurisdiction, restraining any violation or further violation of such agreements by the Executive or others acting on the Executive’s behalf, without any showing of irreparable harm and without any showing that the Company does not have an adequate remedy at law. Such remedies shall not be deemed the exclusive remedies for a breach of this Section 14 but shall be in addition to all remedies available at law or in equity, including the recovery of damages from the Executive and the Executive’s agents.
(f)Attorneys’ Fees. In the event that it is necessary to employ the services of an attorney to enforce the restrictions set forth in this Section 14, the Company shall be entitled to recover from the Executive all attorneys’ fees, costs and expenses incurred by the Company in connection therewith.
15.Successors.
(a)Assignment. This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
(b)Assumption by the Company’s Successor. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, the term “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
16.Miscellaneous.
(a)Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without reference to principles of conflict of laws.

(b)Headings. The Section and subsection headings and captions of this Agreement have been inserted for purposes of convenience and shall not be used for interpretive purposes.
(c)Amendment. This Agreement may not be amended or modified otherwise than by a written agreement executed by the Parties or their respective successors and legal representatives.
(d)Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other Party or by registered or certified mail, return receipt requested, postage prepaid, addressed, in the case of the Executive, to the Executive’s home address registered with the Company or, if to the Company, to the attention of the General Counsel at the Company’s home office address or to such other address as either Party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
(e)Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
(f)Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
(g)No Waiver. The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 4, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
(h)At Will Employment. The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is “at will” and the Executive’s employment may be terminated by either the Executive or the Company at any time and for any reason or for no reason.
(i)Officer Severance Plan. The Executive acknowledges and agrees that, from and after the Effective Date, he shall not be a participant in, and he hereby waives any right to participate in, the Officer Severance Plan, or any successor plan thereto designed to provide similar benefits.
(j)Entire Agreement. From and after the Effective Date, this Agreement shall supersede any other agreement between the Parties with respect to the subject matter hereof. Without limiting the scope of the preceding sentence, as of the Effective Date, all prior understandings and agreements between the Parties relating to the subject matter hereof (including, without limitation, the Change of Control Contract) are hereby null and void and of no further force and effect.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from the Board, the Company has caused this Agreement to be executed in its name and on its behalf, to be effective as of the Effective Date.

EXECUTIVE

By:	/s/ R. A. WALKER
Name:	R.A. Walker

Date:	April 11, 2019

ANADARKO PETROLEUM CORPORATION

By:	/s/ AMANDA M. MCMILLIAN
Name:	Amanda M. McMillian
Title:	Executive Vice President and General
Counsel

Date:	April 11, 2019

EXHIBIT A
TO
AMENDED AND RESTATED SEVERANCE AGREEMENT DATED EFFECTIVE AS OF April 11, 2019

RELEASE AGREEMENT

This Release Agreement (this “Agreement”) constitutes the release agreement referred to in that certain Amended and Restated Severance Agreement (the “Severance Agreement”) dated effective as of April 11, 2019, and as may be amended thereafter, by and between Anadarko Petroleum Corporation (the “Company”) and R. A. Walker (the “Executive”).
1.General Release.
(a)For good and valuable consideration, including the Company’s provision of certain payments and benefits to the Executive in accordance with Sections 5 and 6 of the Severance Agreement, the Executive hereby releases, discharges and forever acquits the Company, its affiliates and subsidiaries, the past, present and future stockholders, members, partners, directors, managers, employees, agents, attorneys, heirs, legal representatives, successors and assigns of the foregoing, as well as all employee benefit plans maintained by the Company or any of its affiliates or subsidiaries and all fiduciaries and administrators of any such plan, in their personal and representative capacities (collectively, the “Released Parties”), from liability for, and hereby waives, any and all claims, rights, damages, or causes of action of any kind related to the Executive’s employment with any Released Party, the termination of such employment, and any other acts or omissions related to any matter on or prior to the date of this Agreement (collectively, the “Released Claims”).
(b)The Released Claims include without limitation those arising under or related to: (i) the Age Discrimination in Employment Act of 1967; (ii) Title VII of the Civil Rights Act of 1964; (iii) the Civil Rights Act of 1991; (iv) sections 1981 through 1988 of Title 42 of the United States Code; (v) the Employee Retirement Income Security Act of 1974, including, but not limited to, sections 502(a)(1)(A), 502(a)(1)(B), 502(a)(2), and 502(a)(3) to the extent the release of such claims is not prohibited by applicable law; (vi) the Immigration Reform Control Act; (vii) the Americans with Disabilities Act of 1990; (viii) the National Labor Relations Act; (ix) the Occupational Safety and Health Act; (x) the Family and Medical Leave Act of 1993; (xi) any state or federal anti-discrimination law; (xii) any state or federal wage and hour law; (xiii) any other local, state or federal law, regulation or ordinance; (xiv) any public policy, contract, tort, or common law; (xv) costs, fees, or other expenses including attorneys’ fees incurred in these matters; (xvi) any employment contract, incentive compensation plan or stock option plan with any Released Party or to any ownership interest in any Released Party except as expressly provided in the Severance Agreement, any stock option agreement, any stockholders agreement or other equity compensation agreement between the Executive and the Company; and (xvii) compensation or benefits of any kind from any Released Party not expressly set forth in the Severance Agreement or any such stock option or other equity compensation agreement.
(c)In no event shall the Released Claims include (i) any claim which arises after the date of this Agreement, (ii) any claims for the payments and benefits payable to the

Executive under Sections 5 and 6 of the Severance Agreement, (iii) any claims to the equity interests in the Released Parties that the Executive holds as of the date of this Agreement which remain subject to the terms and conditions, as applicable, of any specific equity award agreement between the Executive and a Released Party, (iv) any claim for or right to indemnification under the policies or governing instruments of the Released Parties and for coverage under any directors and officers liability insurance policies maintained by the Released Parties, and (v) any claim with respect to vested and accrued benefits under the Anadarko Petroleum Corporation 2008 Omnibus Incentive Compensation Plan, the Anadarko Petroleum Corporation 1999 Stock Incentive Plan, the Anadarko Petroleum Corporation 1998 Director Stock Plan, the Anadarko Employee Savings Plan, the Anadarko Retirement Plan, the Anadarko Petroleum Corporation Savings Restoration Plan, the Anadarko Retirement Restoration Plan, the Anadarko Petroleum Corporation Deferred Compensation Plan and [to be added: other applicable plans, if any].
4.Notwithstanding this release of liability, nothing in this Agreement prevents the Executive from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (“EEOC”) or comparable state or local agency or participating in any investigation or proceeding conducted by the EEOC or comparable state or local agency; however, the Executive understands and agrees that the Executive is waiving any and all rights to recover any monetary or personal relief or recovery as a result of such EEOC, or comparable state or local agency proceeding or subsequent legal actions.
(e)This Agreement is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious. Rather, the Executive is simply agreeing that, in exchange for the consideration recited in the first sentence of Section 1(a) of this Agreement, any and all potential claims of this nature that the Executive may have against the Released Parties, regardless of whether they actually exist, are expressly settled, compromised and waived.
(f)By signing this Agreement, the Executive is bound by it. Anyone who succeeds to the Executive’s rights and responsibilities, such as heirs or the executor of the Executive’s estate, is also bound by this Agreement. This release also applies to any claims brought by any person or agency or class action under which the Executive may have a right or benefit. THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE RELEASED PARTIES.
2.Covenant Not to Sue; Executive’s Representation. The Executive agrees not to bring or join any lawsuit against any of the Released Parties in any court relating to any of the Released Claims. The Executive represents that the Executive has not brought or joined any claim, lawsuit or arbitration against any of the Released Parties in any court or before any administrative agency or arbitral authority and has made no assignment of any rights the Executive has asserted or may have against any of the Released Parties to any person or entity, in each case, with respect to any Released Claims.
3.Certain Continuing Obligations. The Executive acknowledges and agrees that (a) the provisions of Sections 12, 13 and 14 of the Severance Agreement shall survive the termination of the employment relationship, the termination of the Severance Agreement, and the execution of this Agreement, and (b) the Executive shall continue to honor his post-employment obligations set forth in such provisions of the Severance Agreement.
4.    Acknowledgments. By executing and delivering this Agreement, the Executive acknowledges that:
(a)The Executive has carefully read this Agreement;
(b)The Executive has had at least [twenty-one (21)] [forty-five (45)] days to consider this Agreement before the execution and delivery hereof to the Company [Add if 45 days applies: , and the Executive acknowledges that attached to this Agreement is a list provided to the Executive by the Company of (i) the job titles and ages of all employees selected for participation in the employment termination or exit incentive program pursuant to which the Executive is being offered this Agreement, (ii) the job titles and ages of all employees in the same job classification or organizational unit who were not selected for participation in the program, and (iii) information about the unit affected by the program, including any eligibility factors for such program and any time limits applicable to such program];
(c)The Executive has been and hereby is advised in writing that the Executive may, at the Executive’s option, discuss this Agreement with an attorney of the Executive’s choice and that the Executive has had adequate opportunity to do so; and
(d)The Executive fully understands the final and binding effect of this Agreement; the only promises made to the Executive to sign this Agreement are those stated in the Severance Agreement and herein; and the Executive is signing this Agreement voluntarily and of the Executive’s own free will, and that the Executive understands and agrees to each of the terms of this Agreement.
5.Revocation Right. The Executive may revoke this Agreement within the seven-day period beginning on the date the Executive signs this Agreement (such seven-day period being referred to herein as the “Release Revocation Period”). To be effective, such revocation must be in writing signed by the Executive and must be delivered to the General Counsel of the Company before 11:59 p.m., Houston, Texas time, on the last day of the Release Revocation Period. This Agreement is not effective, and no consideration shall be paid to the Executive, until the expiration of the Release Revocation Period without the Executive’s revocation. If an effective revocation is delivered in the foregoing manner and timeframe, this Agreement shall be of no force or effect and shall be null and void ab initio.
[Signature page follows.]

Executed on this _____ day of __________,____.

R.A. Walker
STATE OF __________    §
§
COUNTY OF __________    §
BEFORE ME, the undersigned authority, personally appeared R. A. Walker, by me known or who produced valid identification as described below, who executed the foregoing instrument and acknowledged before me that he subscribed to such instrument on this _____ day of __________, ____.

NORARY PUBLIC in and for the

State of

My Commission Expires:

Identification produced:

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